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                                                                      EXHIBIT 99

                        SOUTH HILLSBOROUGH COMMUNITY BANK


PROXY - Special Meeting of Stockholders - January 9, 1997


         The undersigned hereby appoint(s) John G. Munsell, James Ray Thompson and Thomas P. Corr, or any one of them, with full power of substitution, to represent the undersigned and to vote all shares of the undersigned at the Special Meeting of the South Hillsborough Community Bank ("Bank") to be held at 4:00 p.m. Eastern Standard Time, on Thursday, January 9, 1997, in the lobby of the Bank at 6542 U.S. Highway 41 North, Apollo Beach, Florida, and any adjournment thereof.

         1. To approve an Agreement and Plan of Reorganization and Plan of Merger and Merger Agreement dated as of October 7, 1996 whereby the Bank would be merged with a subsidiary of Provident Bancorp, Inc. and all shares of Common Stock of the Bank would be converted into Common Stock of Provident Bancorp, Inc.

[ ] For                       [ ] Against                   [ ]  Abstain

         2. Any other business which may properly come before the meeting.

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NONE OF THE CHOICES SPECIFIED IN THE PROPOSAL IS MARKED, THE PROXY IS AUTHORIZED AND DIRECTED TO VOTE FOR THE PROPOSAL.


Dated:
      -----------   ------------------------------   ---------------------------
                      (Signature of Stockholder)     (Signature of Stockholder)


Please sign exactly as name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or other official position or representative capacity, please give your title as such.

                                      New Address:______________________________
(Place Mailing Label Here)                     ___________________________@@